Exhibit 99.1
F O R   I M M E D I A T E   R E L E A S E
N E W S

FROM

Contact:	Bank Mutual Corporation
NASDAQ: BKMU
Michael T. Crowley Jr.
Chairman, President and Chief Executive Officer
414-354-1500

Rick B. Colberg
Chief Financial Officer
866-705-2568
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE FULL YEAR 2005 AND FOURTH QUARTER OF 2005
Milwaukee, Wisconsin
January 18, 2006
Bank Mutual Corporation (NASDAQ—BKMU) reported a 13.2% increase in diluted earnings per share for the year ended December 31, 2005 as compared to the same period in 2004 and a 9.1% decrease in diluted earnings per share for the fourth quarter of 2005 as compared to the fourth quarter of 2004. For the year of 2005, net income decreased 5.2%, and for the fourth quarter of 2005 net income decreased 27.6%, as compared to the same periods of 2004.
Net earnings were $28.0 million or $0.43 diluted earnings per share for the year ended December 31, 2005 as compared to $29.6 million or $0.38 diluted earnings per share for the year ended December 31, 2004. Earnings for the fourth quarter of 2005 were $6.0 million or $0.10 diluted earnings per share as compared to $8.3 million or $0.11 diluted earnings per share for the fourth quarter of 2004. Earnings decreased in the year of 2005 and the fourth quarter of 2005 primarily as a result of a decrease in the net interest margin which reflects the cost of borrowing for stock repurchases and the rising costs for deposits. This earnings decrease was partially offset by an increase in interest income resulting from a larger loan portfolio, a decrease in the provision for loan losses and an increase in the gains on the sales of investments and loans. Diluted earnings per share increased for the full year as a result of stock repurchases.
“During the past year, the ongoing increase in short term interest rates as a result of the Federal Reserve’s concern over inflation combined with a flattening of the yield curve, caused continued compression of the Bank’s net interest margin. The increased competition for deposits and the cost of funding our stock repurchase program also put pressure on our net interest margin. In 2006, we anticipate that the flat yield curve scenario will continue, at least into the first half of the year, and further margin pressures will exist,” stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.
Mortgage loan originations and purchases were $646.8 million for the full year 2005 and $137.5 million for the fourth quarter of 2005 as compared to $628.8 million for the year of 2004 and $165.9 million for the fourth quarter of 2004. The increase for the full year 2005 was primarily the result of increased mortgage loan purchases. Most of the mortgage loans purchased were adjustable rate and located within our Wisconsin market. The decrease for the fourth quarter of 2005 was primarily the result of increased interest rates on mortgage loan offerings which led to an overall decrease in home sales and purchases.
Loan sales were $143.7 million in the full year 2005 as compared to $120.5 million for the full year 2004. For the three months ended December 31, 2005 loan sales were $36.7 million as compared to $28.4 million for the same period in 2004. Gains on the sales of loans were $1.9 million for the full year 2005 as compared to $1.6 million for 2004 and $491,000 for the three months ended December 31, 2005 as compared to $336,000 for the three months ended December 31, 2004. Loan sales for the full year 2005 increased as a result of selling some of our 15 year fixed rate mortgage loan originations which historically, we retained in our portfolio. Early in the fourth quarter of 2005 we discontinued selling our 15 year fixed rate mortgage loans but continued to sell our 20 and 30 year fixed rate mortgage loan originations.
Consumer loan originations for the full year 2005 were $211.6 million as compared to $268.5 million for 2004 and $39.1 million for the fourth quarter of 2005 as compared to $57.8 million for the same period in 2004. The decreased originations for both periods were primarily the result of increased interest rates on consumer loan offerings. During these periods, market interest rates increased which resulted in higher interest rates on most consumer loan offerings. This coupled with the high level of consumer loan originations in 2004, resulted in decreased originations in 2005.
Commercial business loan originations increased in the full year 2005 to $43.5 million as compared to $41.0 million in 2004 and $11.1 million for the fourth quarter of 2005 as compared to $9.2 million for the same period in 2004. This increase in both periods was primarily the result of continued emphasis by management to develop this portion of our loan portfolio. In total, loan originations and purchases in the full year 2005 were $902.0 million as compared to $938.3 million for 2004 and $187.6 million for the fourth quarter of 2005 as compared to $232.9 million for the same period in 2004.

Total assets at December 31, 2005 and December 31, 2004 remained almost the same primarily as a result of using cash flows from the securities portfolio to fund the loan portfolio. Total assets at both periods were $3.4 billion.
Mortgage-related securities decreased $178.4 million in 2005 as compared to 2004 primarily as a result of reinvesting the cash flows from those securities to fund loan portfolio growth and as a result of a decrease in the market value of the mortgage-related securities portfolio.
Deposits increased $103.9 million during 2005. Borrowings increased to $765.8 million at December 31, 2005 as compared to $761.5 million at December 31, 2004.
Cash dividends paid in 2005 were $0.25 per share as compared to $0.18 per share for 2004. This cash dividend increase of $0.07 per share in 2005 is a 38.9% increase over the cash dividends paid in 2004. The cash dividend paid on December 1, 2005 of $0.065 per share to stockholders of record on November 17, 2005 was our twentieth consecutive cash dividend since our initial stock offering.
Non-performing loans to total loans at December 31, 2005 decreased to 0.29% as compared to 0.33% at December 31, 2004. This decrease in non-performing loans was primarily the result of one large commercial loan being charged-off in the third quarter of 2005. We provided an allowance for loan losses of $541,000 for the year of 2005 as compared to $1.3 million for the same period in 2004 and $62,000 for the fourth quarter of 2005 as compared to $189,000 for the same period in 2004. Our allowance for loan losses at December 31, 2005 was $12.1 million or 209.2% of non-performing loans and 186.4% of non-performing assets.
The net interest margin for the full year 2005 decreased to 2.62% as compared to 3.00% for 2004. For the fourth quarter of 2005 the net interest margin was 2.45% as compared to 3.02% for the fourth quarter of 2004. The decreased net interest margin for both periods was primarily the result of the rising cost of deposits, the flattening of the yield curve and the costs of our stock repurchase program. Specifically, the flattening of the yield curve reduces our ability to price our loan offerings at interest rates that would allow us to increase the yield on our loan portfolio faster than the increase in our cost of funds, thus compressing our net interest margin.
Book value per share was $8.73 at December 31, 2005. The annualized return on average equity (ROE) for 2005 was 4.84% and 4.40% for the fourth quarter 2005. The annualized return on average assets (ROA) for 2005 was 0.80% and 0.69% for the fourth quarter of 2005. The book value per share, ROE and ROA were affected by our repurchase of 11,473,119 shares during 2005 at an average price of $11.72 per share. In the fourth quarter of 2005, we repurchased 893,619 shares at an average price of $10.46 per share. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.
Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Stock Market® under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 73 offices in the state of Wisconsin and one office in Minnesota.
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Outlook
(The following are forward looking statements; see “Cautionary Statements” below.) Bank Mutual Corporation’s management has identified a number of factors which may affect the Company’s operations and results in early 2006. They are as follows:
•	We expect early 2006 to provide a continuing environment of increasing short term interest rates and a flat interest rate yield curve which could have an effect on the economy. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	Loan originations could decrease, along with related fee income, as the economy becomes less robust.

•	An increased interest rate environment and a slow down in the appreciation in the value of real estate could negatively affect the volume of home sales, which in turn could affect mortgage loan originations and prepayments.
•	A rising interest rate environment and flat yield curve are also likely to continue to affect our net interest margin. The net interest margin would continue to be compressed as a result of the interest cost of deposits and borrowings rising faster than the yield on loans. Such a compression could negatively affect our net income compared to prior periods.
•	Bank Mutual will continue to further emphasize consumer loans, and commercial real estate and business loans, all of which can present a higher risk than residential mortgages.
•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state investment subsidiaries. The Department may take the position that all or some of the income of the out of state subsidiaries is taxable in Wisconsin, which may be challenged by financial institutions in the state. The Department has informed banks generally of potential settlement parameters relating to these issues, even where the Department has not asserted a claim. We have received certain information from the Department and are continuing to evaluate its position and our potential alternatives under our particular circumstances. However, a determination on how to proceed will depend in part on further communication from and actions by the Department. Depending upon the circumstances, an adverse resolution of this matter could result in tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on the earnings of Bank Mutual Corporation.
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Cautionary Statements
The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook” and those in the future tense or which use terms such as

“believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, developments in the war on terrorism and other international developments, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.
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BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,	December 31,
	2005	2004
	(In thousands)
Assets
Cash and due from banks	$41,543	$36,868
Federal funds sold	—	—
Interest-earning deposits	27,872	707

Cash and cash equivalents	69,415	37,575
Securities available-for-sale, at fair value:
Investment securities	63,361	68,753
Mortgage-related securities	1,087,816	1,266,224
Loans held for sale	2,312	4,987
Loans receivable, net	1,990,492	1,875,885
Goodwill	52,570	52,570
Other intangible assets	3,750	4,412
Mortgage servicing rights	4,771	4,542
Other assets	156,890	130,351

	$3,431,377	$3,445,299

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,086,822	$1,982,881
Borrowings	765,796	761,525
Advance payments by borrowers for taxes and insurance	2,529	2,796
Other liabilities	29,513	25,348

	2,884,660	2,772,550

Minority interest in real estate development	2,343	2,295

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized - 20,000,000 shares in 2005 and 2004
Issued and outstanding — none in 2005 and 2004	—	—
Common stock — $.01 per value:
Authorized — 200,000,000 shares in 2005 and 2004 Issued — 78,783,849 shares in 2005 and 2004 Outstanding — 62,325,268 in 2005 and 73,485,113 in 2004	788	788
Additional paid-in capital	497,589	495,858
Retained earnings	269,913	258,110
Unearned ESOP shares	(3,966)	(4,865)
Accumulated other comprehensive income	(17,346)	(4,844)
Unearned deferred compensation	(6,955)	(10,076)
Treasury stock — 16,458,581 in 2005 and 5,298,736 shares in 2004	(195,649)	(64,517)

Total shareholders’ equity	544,374	670,454

	$3,431,377	$3,445,299

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2005	2004	2005	2004
	(In thousands, except per share data)
Interest income:
Loans	$28,015	$25,328	$107,553	$97,330
Investments	977	1,004	4,168	3,956
Mortgage-related securities	12,269	12,868	51,721	47,431
Interest-earning deposits	432	51	768	204

Total interest income	41,693	39,251	164,210	148,921
Interest expense:
Deposits	14,256	10,616	49,336	42,117
Borrowings	7,178	4,518	27,869	16,345
Advance payment by borrowers for taxes and insurance	9	12	26	36

Total interest expense	21,443	15,146	77,231	58,498

Net interest income	20,250	24,105	86,979	90,423
Provision for loan losses	62	189	541	1,330

Net interest income after provision for loan losses	20,188	23,916	86,438	89,093
Noninterest income:
Service charges on deposits	1,283	1,178	4,810	4,630
Brokerage and insurance commissions	619	747	2,470	2,875
Loan related fees and servicing revenue	346	423	1,364	1,590
Gains on sale of investments	315	—	1,785	537
Gain on sales of loans	491	336	1,863	1,569
Gain on sale of real estate	—	—	—	2,009
Loss on retirement of debt	—	—	—	(1,737)
Other	1,303	1,339	5,149	4,702

Total noninterest income	4,357	4,023	17,441	16,175
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	8,988	9,501	37,673	36,214
Occupancy and equipment	2,649	2,547	10,454	10,853
Amortization of deposit base intangibles	165	165	661	661
Other	3,146	3,038	12,049	12,354

Total noninterest expenses	14,948	15,251	60,837	60,082

Income before income taxes	9,597	12,688	43,042	45,186
Income taxes	3,570	4,360	15,016	15,632

Net income	$6,027	$8,328	$28,026	$29,554

Per share data:
Earnings per share-basic	$0.10	$0.11	$0.44	$0.39

Earnings per share-diluted	$0.10	$0.11	$0.43	$0.38

Cash dividends paid	$0.065	$0.050	$0.250	$0.180

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	Quarter ended December 31,		Twelve Months ended December 31,
	2005	2004	2005	2004
Originations:
Mortgage loans	$83,892	$117,111	$388,106	$479,814
Consumer loans	39,050	57,784	211,629	268,521
Commercial business loans	11,077	9,169	43,517	41,018

Total loan originations	$134,019	$184,064	$643,252	$789,353

Purchases:
Mortgage loans	53,570	48,837	258,707	148,951

Total loan purchases	53,570	48,837	258,707	148,951

Total loans originated and purchased	$187,589	$232,901	$901,959	$938,304

Loan Sales	$36,705	$28,420	$143,723	$120,542

	December 31,	December 31,
	2005	2004
Loan Portfolio Analysis
Mortgage loans:
One-to-four family	$1,048,881	$903,498
Multi-family	155,908	161,641
Commercial real estate	175,090	195,708
Construction and development	155,205	141,394

Total mortgage loans	1,535,084	1,402,241
Consumer loans	466,795	477,271
Commercial business loans	57,247	70,170

Total loans receivable	2,059,126	1,949,682
Deductions to gross loans	68,634	73,797

Total loans receivable, net	$1,990,492	$1,875,885

	December 31,	December 31,
	2005	2004
Asset Quality Ratios
Non-performing mortgage loans	$2,159	$1,485
Non-performing consumer loans	616	619
Non-performing commercial business loans	2,517	3,579
Accruing loans delinquent 90 days or more	487	586

Total non-performing loans	$5,779	$6,269

Total non-performing assets	$6,487	$7,890

Non-performing loans to loans receivable, net	0.29%	0.33%
Non-performing assets to total assets	0.19%	0.23%
Allowance for loan losses to non-performing loans	209.21%	222.09%
Allowance for loan losses to non-performing assets	186.37%	176.46%
Allowance for loan losses to total loans	0.61%	0.74%
Net recoveries (charge-offs )	$(2,374)	$(1,178)
Net recoveries (charge-offs) to avg loans (annualized)	-0.12%	-0.07%
Allowance for loan losses	$12,090	$13,923

	December 31,	December 31,
	2005	2004
Deposit Analysis
Noninterest-bearing checking	$110,583	$111,855
Interest-bearing checking	174,620	171,565
Savings accounts	224,408	247,439
Money Market accounts	271,418	309,531
Certificate accounts	1,305,793	1,142,491

Total Deposits	$2,086,822	$1,982,881

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Operating Ratios (annualized)
Net interest margin (1)	2.45%	3.02%	2.62%	3.00%
Net interest rate spread	1.96%	2.52%	2.15%	2.44%
Return on average assets	0.69%	0.99%	0.80%	0.93%
Return on average shareholders’ equity	4.40%	4.72%	4.84%	4.10%
Efficiency ratio (2)	60.75%	54.22%	58.26%	56.36%
Non-interest expense as a percent of average assets	1.72%	1.82%	1.74%	1.88%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Other Information
Average earning assets	$3,312,055	$3,193,560	$3,324,726	$3,012,094
Average assets	$3,469,866	$3,354,155	$3,486,653	$3,187,585
Average interest bearing liabilities	$2,781,912	$2,536,150	$2,771,299	$2,327,189
Average shareholders’ equity	$547,369	$705,542	$579,223	$720,534
Weighted average number of shares outstanding
-used in basic earnings per share	60,015,533	72,771,914	62,993,924	75,327,779
-used in diluted earnings per share	61,581,634	75,131,316	64,876,417	77,578,504

	December 31,	December 31,
	2005	2004
Number of shares outstanding (net of treasury shares)	62,325,268	73,485,113
Book value per share	$8.73	$9.12

	At December 31,	At December 31,
	2005	2004
Weighted Average Net Interest Rate Spread
Yield on loans	5.66%	5.39%
Yield on investments	4.27%	4.27%
Combined yield on loans and investments	5.13%	4.92%
Cost of deposits	2.87%	2.12%
Cost of borrowings	3.58%	2.81%
Total cost of funds	3.06%	2.31%
Interest rate spread	2.07%	2.61%